UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/30/2008

Commission File Number	Exact name of registrant as specified in its charter; State or other jurisdiction of incorporation; Address of principal executive offices; and Registrant's telephone number including area code	IRS Employer Identification Number
001-32956	NewPage Holding Corporation Delaware 8540 Gander Creek Drive Miamisburg, Ohio 45342 877.855.7243	05-0616158
333-125952	NewPage Corporation Delaware 8540 Gander Creek Drive Miamisburg, Ohio 45342 877.855.7243	05-0616156

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.    Costs Associated with Exit or Disposal Activities

On July 30, 2008, NewPage Corporation, a wholly-owned subsidiary of NewPage Holding Corporation, announced that it would permanently close the Kimberly, Wisconsin, mill by the end of August 2008. This action is being taken in order to balance supply to lower customer demands and to reduce costs by closing a mill with a high cost structure. Approximately 475 employees will be affected.

We expect to recognize up to approximately $30 million as a liability in the purchase price allocation for severance and related employee-benefit costs ($25 million) and exit costs ($5 million). We also expect to incur charges up to $10 million for the write-off of inventory, primarily stores and supplies, in the third quarter of 2008. The severance and other costs require the outlay of cash; the write-off of inventory represents a non-cash charge.

A copy of the news release is attached to this report as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits

(d)        Exhibits

99.1        News Release dated July 30, 2008

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NewPage Holding Corporation

Date: August 05, 2008	By:	/s/ Jason W. Bixby
Jason W. Bixby
Senior Vice President and Chief Financial Officer

NewPage Corporation

Date: August 05, 2008	By:	/s/ Jason W. Bixby
Jason W. Bixby
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1